EXHIBIT 11.1

                     EP MEDSYSTEMS, INC.
       STATEMENT OF COMPUTATION OF EARNINGS PER SHARE


                                   For the years ended December 31,

Historical Earnings Per Share      1996            1995            1994




Net loss                       $(1,570,578)    $(1,482,650)    $1,596,850)

Weighted average shares
outstanding:

     Common Stock (1)             6,131,749       4,518,667       4,209,275

     Stock Options (2)              450,792         909,055         909,055

     Warrants (2)                   179,478         361,932         361,932

                                  6,762,019       5,789,654       5,480,262



Historical net loss per share       $ (.23)         $ (.26)         $ (.29)




1. The weighted average number of shares outstanding for the year ended December 31, 1996, is based on (i) APB 15 for the periods after June 30, 1996 which excludes common stock equivalents as they are antidilutive, and (ii) Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB 83"), for periods prior to June 30, 1996. In applying SAB 83, common stock, stock options and warrants issued during the twelve months preceding the initial public offering at prices below the initial public offering price, have been included in the Company's loss per share computation for all periods presented, using the treasury stock method, even though they were antidilutive. 93,500
  and   166,667  shares  were  issued  in  1995  and   1996,
  respectively. These shares were issued within 12 months preceding the initial filing of the registration statement at prices lower than the initial public offering price of $5.50 per share. Pursuant to Staff Accounting Bulletin No. 83 ("SAB 83") such shares have been included in the weighted average of shares outstanding for all periods prior to the initial public offering date.

2. Option and warrants of 909,055 and 361,932 respectively, were granted at prices below the initial public offering price of $5.50 per share. The dilutive effect of these options have been included n the earnings per share calculation using the treasury stock method in accordance with SAB No. 83 for periods prior to June 30, 1996.

                                          Options     Warrants



Options issued within one year of

initial registration statement filing     1,324,00     568,750
                                                 0



Proceeds from exercise                    $2,282,2    $1,137,5
                                                00          00

Initial public offering price              / $5.50     / $5.50

Treasury stock                             414,945     206,818

Incremental shares                         909,055     361,932